Exhibit 10.42-01

P.O. Box 982 El Paso, Texas 79960-0982 (915) 543-5711

Steve Buraczyk

Director, Power Marketing & Fuels

Via e-mail

June 3, 2008

Mr. Tim Summers

Phelps Dodge

One North Central Avenue

Phoenix, AZ 85004

Re:	Power Purchase Agreement between
Phelps Dodge Energy Services, LLC
and El Paso Electric Company

Dear Mr. Summers:

Pursuant to Section 3.4 of the Power Purchase Agreement (“Agreement”) between Phelps Dodge Energy Services, LLC (“PDES”) and EI Paso Electric Company (“EPE”) and in accordance with our recent discussions, PDES and EPE (collectively the “Parties”) hereby agree to increase the quantity of energy to be purchased and sold under Sections 3.1 and 3.2 of the Agreement from 100 MW per hour to 125 MW per hour for the period beginning 12:00 a.m. Mountain Standard Time on June 4, 2008 and ending at 11:59 p.m. Mountain Standard Time on September 30, 2008 (the “Increased Quantity Period”). The Parties further agree to increase for the Increased Quantity Period the quantity of firm energy that may be dispatched by EPE pursuant to Section 3.6 of the Agreement from 100 MW per hour to 125 MW per hour, less the quantity of energy sold and delivered by PDES pursuant to Section 3.1.

Please indicate PDES’ acknowledgement of the foregoing agreement by signing this letter in the place indicated below and returning the original or a copy thereof to my attention at your earliest convenience.

Sincerely,

/s/ Steve Buraczyk
Steve Buraczyk

Phelps Dodge Energy Services, LLC

By:	/s/ Tim Summers

(915) 543-4368 – Direct	100 N. Stanton Street	(915) 521-4751 – Facsimile
EI Paso, Texas 79901